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                                    EXHIBIT E
                  (CONSULTING AGREEMENT WITH JAY SALYER, ESQ.)
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                              CONSULTING AGREEMENT



         THIS AGREEMENT made as of the 2nd day of October, 1997 by and between STERLING WORLDWIDE CORPORATION (the "Company") and Jay C. Salyer, Jr., 1699 S. Federal Highway, Boca Raton, Florida 33432, the Consultant.

         WHEREAS, the Company has agreed to retain the legal consulting services of the Consultant and the Consultant has agreed to provide legal consulting services to the Company, all on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the following mutual covenants and agreements, the parties hereto agree with each other as follows:

         1. The Company shall retain the Consultant to provide the following legal consulting services during the term of this agreement:

                  (a) assisting and providing legal advice and legal services to the Company;

                  (b) being available to provide legal advice and legal services to the Company in the position of General Counsel and advising legally with respect to the Company's business partners, merger candidates, and, if appropriate, with stockholders and various governmental and regulatory agencies; and

                  (c) such other services and assistance to the Company and its officers and directors within the scope of the Consultant's legal expertise as the Company and the Consultant may mutually agree from time to time.

         2. The term of this agreement shall be one (1) year commencing on the date hereof and ending on October 2, 1998. During the term of this agreement, the Consultant shall be available to provide his services full time for the Company from time to time as required. Services may be provided by telephone, court appearances, or in the form of written reports. In the event the Company requests the Consultant to travel, and the Consultant agrees to do so, the Company shall pay for reasonable travel and lodging expenses. It is agreed that the Consultant shall travel business class.
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         3. In consideration of the Consultant providing the consulting services hereunder, the Company shall pay the Consultant fee as follows:

         100,000 shares of Sterling Worldwide Corporation common stock.

         4. Except as provided in Paragraph 2 hereof, the Consultant shall be responsible for all of its own out-of-pocket expenses incurred in connection with the consulting services to be provided hereunder, unless the Company agrees in writing with the Consultant prior to an expense being incurred that the Company will reimburse the Consultant for all or part of such extraordinary expenses.

         5. This agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. The Consultant shall have the right to determine in Consultant's sole discretion which of its employees or independent contractors shall perform the consulting services to the Company.

         6. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto, except that this agreement shall not prohibit or be construed to prevent the Company from entering into either an overall Retainer Agreement and/or independent Retainer Agreements for a monthly retainer fee or for individual projects.

         7. No amendment or modifications of this agreement shall be binding unless in writing and signed by the parties hereto.

         8. No waiver by a party of any breach of any of the provisions of this agreement by any other party shall take effect or be binding upon such party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

         9. In the event of litigation, the prevailing party shall be entitled to an award of all court cases and reasonable attorney's fees whether incurred at the trial court, on appeal, or in bankruptcy.

         10. All notices or other communications authorized are required to be given pursuant to this agreement shall be in writing and either delivered by hand, mailed by certified, first-class mail, postage prepaid, or sent by facsimile as follows:
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         (a)      To the Company:       Sterling Worldwide Corporation
                                        1301 N. Congress Avenue, Suite 135
                                        Boynton Beach, Florida 33432

         (b)      To the Consultant:    Jay C. Salyer, Jr.
                                        1699 S. Federal Highway
                                        Boca Raton, Florida 33432

         11. This agreement shall be deemed to be made in and shall be construed in accordance with the laws of the State of Florida. A facsimile copy of this agreement and any signatures herein shall be considered for all purposes as originals.

         IN WITNESS WHEREOF, the parties hereto have duly executed this agreement.

                                   STERLING WORLDWIDE CORPORATION



                                   By:
                                      -----------------------------
                                      Authorized Signatory


                                      /s/
                                      -----------------------------
                                      JAY C. SALYER, JR.